                                  NOTICE OF
                                ANNUAL MEETING
                               OF STOCKHOLDERS


                               PROXY STATEMENT



                          SUPERTEL HOSPITALITY, INC.


                             309 North 5th Street
                           Norfolk, Nebraska 68701
                                (402) 371-2520



                          SUPERTEL HOSPITALITY, INC.

                          SUPERTEL HOSPITALITY, INC.


                             309 North 5th Street
                           Norfolk, Nebraska  68701
                                (402) 371-2520


                              NOTICE OF MEETING




To Supertel Hospitality, Inc. Stockholders:

    The annual meeting of stockholders of Supertel Hospitality, Inc. will be held on May 1, 1998 at 2:00 p.m. local time, at The Doubletree Inn, 1616 Dodge Street, Omaha, Nebraska 68102.

    We hope you will be able to attend the Annual Stockholders' Meeting. If you do not expect to be present and wish your stock to be voted, please sign, date and mail the enclosed proxy form. If you later decide to attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

    Matters to be considered by the stockholders:

    Item 1. Election of Directors.

    Item 2. Approval of the appointment of the independent accountants for fiscal year 1998.

    Stockholders of record as of the close of business on March 13, 1998 are eligible to vote at the Annual Stockholders' Meeting.


                                    By order of the Board of Directors



                                    Paul J. Schulte, President and
                                      Chief Executive Officer




March 24, 1998

                               PROXY STATEMENT

            Annual Meeting of Stockholders to be held May 1, 1998

To our Stockholders:

        The Board of Directors of Supertel Hospitality, Inc. ("Supertel") solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on Friday, May 1, 1998.

        Stockholders of record at the close of business on March 13, 1998 are entitled to vote at the meeting. Supertel at March 13, 1998 had issued and outstanding 4,840,000 shares of common stock. All holders of common stock are entitled to one vote for each share of stock held by them.

        The presence of a majority of the outstanding shares of common stock, represented in person or by proxy at the meeting, will constitute a quorum. Common shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

        The five nominees receiving the highest vote totals will be elected as directors of Supertel. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the common shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

        A stockholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Secretary, Supertel Hospitality, Inc., 309 North 5th Street, Norfolk, Nebraska, 68701. To be effective, the revocation must be received by the Secretary prior to May 1, 1998. A stockholder may attend the meeting in person, and at that time withdraw his or her proxy and vote in person. This proxy statement is being mailed to stockholders on or about March 24, 1998.

        The cost of solicitation of proxies, including the cost of reimbursing the banks and brokers for forwarding proxies and proxy statements to their principals, will be borne by Supertel.

                            CERTAIN STOCKHOLDERS

        The following table sets forth information relating to the beneficial ownership of Supertel's common stock by each person known to Supertel to be the beneficial owner of more than 5% of the outstanding shares of common stock, by each director, by each executive officer, and by all directors and executive officers as a group.

                                        Beneficial
Name and Address of                     Ownership as of         Percent
Beneficial Owner                        March 13, 1998          of Class
--------------------------------------------------------------------------
Paul Schulte                            702,135(1)              14.3%(1)
  309 North 5th Street
  Norfolk, NE 68701

Steve Borgmann                          764,458(1)              15.6%(1)
  309 North 5th Street
  Norfolk, NE 68701

Loren Steele                             7,500(1)               (2)

Joseph Caggiano                          8,000(1)               (2)

Richard Herink                          40,000(1)               (2)

Troy Beatty                              5,200(1)               (2)

KPM Investment Management, Inc.
 10250 Regency Circle
 Omaha, Nebraska 68114                 291,100(3)               6.0%

Wellington Management Company, LLP
75 State Street
Boston, Massachusetts 02109            452,000(3)               9.3%

Southeastern Asset Management, Inc.
6410 Poplar Avenue
Memphis, Tennessee 38119               558,346(3)               11.5%

All Executive Officers and
Directors as a Group                 1,527,293                  31.1%
(6 persons)



    ____________________

(1) Beneficial ownership includes shares owned by spouses and minor children and shares which the persons indicated have the right to acquire through the exercise of stock options as follows: Mr. Steele and Mr. Caggiano, 6,000 shares each; Mr. Schulte and Mr. Borgmann, 17,500 shares each; Mr. Schulte's spouse, 7,000 shares; Mr. Herink, 13,000 shares; and Mr. Beatty, 4,000 shares. Beneficial ownership also includes shares indirectly owned through corporations as follows: Mr. Schulte, 37,504 shares; and Mr. Borgmann, 82,932 shares.

(2) Less than 1% of the outstanding common stock.

(3) Based on Schedule 13G filed with the Securities and Exchange
    Commission in February 1998.

                            ELECTION OF DIRECTORS

        Supertel's Board of Directors is composed of five members elected on an annual basis.

        The following table sets forth Supertel's nominees for the Board of Directors. Each nominee is a member of the present Board of Directors. Mr. Schulte and Mr. Borgmann have served as directors of Supertel since its formation. Mr. Steele and Mr. Caggiano have served as directors since February 1994. Mr. Herink became a director in February 1997. Supertel became subject to the reporting requirements of the Securities Exchange Act of 1934 upon completion of its initial public offering on May 3, 1994. For information concerning the ownership of Supertel common stock by the nominees, see "Certain Stockholders".

PAUL J. SCHULTE

        Mr. Schulte, age 64, is President and Chief Executive Officer of Supertel. Mr. Schulte has been involved in acquiring, developing, owning, managing and operating economy motels for Supertel or its predecessors since 1978.

STEVE H. BORGMANN

        Mr. Borgmann, age 52, is Executive Vice President and Chief Operating Officer of Supertel. Mr. Borgmann has been involved in acquiring, developing, owning, managing end operating economy motels for Supertel or its predecessors since 1978.

LOREN STEELE

        Mr. Steele, age 57, is a director of Super 8 Motels, Inc., a wholly owned subsidiary of Cendant Corp. (a publicly-owned franchiser of hotels and motels). Mr. Steele is also Chairman of the International Franchise Association. From 1988 through April 1993, Mr. Steele was Vice Chairman and Chief Executive Officer of Super 8 Enterprises Motel System, Inc. (franchiser of Super 8 Motels).

JOSEPH CAGGIANO

        Mr. Caggiano, age 72, has served as Vice Chairman Emeritus of Bozell, Jacobs, Kenyon & Eckhardt, Inc. from 1991 to the present. From 1974 to 1991, Mr. Caggiano served as Chief Financial Officer and Vice Chairman of the Board of Bozell & Jacobs (advertising and public relations). Mr. Caggiano is also a director of First Omaha Funds.

RICHARD HERINK

        Mr. Herink, age 44, became Executive Vice President of Supertel in August 1995. From April 1993 to August 1995, he was Executive Vice President of FirsTier Bank, N.A., Norfolk. Prior to April 1993, he was a Division President with Farm Credit Services of the Midlands.

        The proxies will be voted for the election of these nominees; however, in the event any nominee should become unavailable, which the Board of Directors has no reason to believe will be the case, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

                      DIRECTOR MEETINGS AND COMPENSATION

        The Board of Directors meets on a regularly scheduled basis. The Board of Directors met seven times during 1997. The Board of Directors has assigned certain responsibilities to committees. Supertel does not have a standing Nominating Committee.

        The Audit Committee, which met four times in 1997, is responsible for recommending the appointment of Supertel's independent public accountants, reviewing the scope of the audits recommended by the independent public accountants, and consulting with the independent public accountants on a periodic basis on matters relating to financing controls and procedures. Members of the Audit Committee are Joseph Caggiano (Chairman) and Loren Steele.

        The Compensation Committee, which met five times in 1997, determines the amounts and types of remuneration to be paid to management employees and administers compensation plans for management employees. Members of the Compensation Committee are Loren Steele (Chairman) and Joseph Caggiano.

        Directors who are not employees of Supertel receives fees of $12,000 per annum plus $750 per board and committee meeting attended (other than meetings by written consent or telephone communications). In addition, each non-employee director receives an option to acquire 1,500 shares of common stock, exercisable at the market price of the shares on the grant date, each year following such director's election at the annual stockholders' meeting.

                          SUMMARY COMPENSATION TABLE

        The following Summary Compensation Table shows compensation paid by Supertel for services rendered during calendar years 1997, 1996 and 1995 for the executive officers of Supertel whose salary and bonus for 1997 exceeded $100,000.


=========================================================================================================
                                            Annual Compensation               Long-Term
                                                                             Compensation
=========================================================================================================
Name and Principal Position     Year             Salary        Bonus      Number of Options
----------------------------------------------------------------------------------------------------------
Paul Schulte                    1997            $250,000      $25,000           7,500
 President and                  1996            $250,000        -0-             5,000
 Chief Executive Officer        1995            $250,000      $10,000           5,000
----------------------------------------------------------------------------------------------------------
Steve Borgmann                  1997            $250,000      $25,000           7,500
 Executive Vice President and   1996            $250,000        -0-             5,000
 Chief Operating Officer        1995            $250,000      $10,000           5,000
----------------------------------------------------------------------------------------------------------
Richard Herink                  1997            $132,000      $15,000          10,000
 Executive Vice President(1)    1996            $132,000        -0-             3,000
                                1995            $ 41,015      $ 4,400            -0-
----------------------------------------------------------------------------------------------------------
Troy Beatty                     1997            $100,000      $10,000           4,000
 Senior Vice President and      1996              --              --              --
 Chief Financial Officer (1)    1995              --              --              --
=========================================================================================================

     Mr. Herink became an executive officer of Supertel in August 1995. Mr. Beatty became an executive officer of Supertel in December 1996.

                            OPTION GRANTS IN 1997

        The following table sets forth information on grants of stock options during 1997 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during 1997.

====================================================================================================================
                                                                                     Potential Realizable Value at
                                    Percent of                                       Assumed Annual Rates of Stock
                                  Total Options    Per Share                         Price Appreciation for Option
                Number of          Granted to       Exercise                         Term(2)
                Options           Employees in       Price            Expiration     ===============================
Name            Granted(1)         Fiscal 1997                           Date               5%              10%
--------------------------------------------------------------------------------------------------------------------
Paul Schulte      7,500             13.2%           $10.00              2-17-07          $47,250        $119,250
--------------------------------------------------------------------------------------------------------------------
Steve Borgmann    7,500             13.2%           $10.00              2-17-07          $47,250        $119,250
--------------------------------------------------------------------------------------------------------------------
Richard Herink    5,000             17.6%           $8.875              1-21-07          $27,956         $70,556
                  5,000                             $10.00              2-17-07          $31,500         $79,500
--------------------------------------------------------------------------------------------------------------------
Troy Beatty       4,000             7.1 %           $10.00              2-17-07          $25,200         $63,600
====================================================================================================================


(1) The options were granted at the then fair market value of Supertel's common stock. All of the options were granted on February 17, 1997 and
      become    exercisable on February 17, 1998, with the exception of a grant of 5,000 options to Mr. Herink on January 21, 1997 which become exercisable on January 21, 1998.

(2) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. Supertel's common stock price at the end of the ten-year term based on a $10.00 exercise price and a 5% appreciation would be $16.30 and Supertel's common stock price at the end of the 10-year term based on a $10.00 exercise price and a 10% appreciation would be $25.90. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

             OPTION EXERCISES IN FISCAL 1997 AND YEAR-END VALUES

        The following table sets forth information on aggregate option exercises in 1997 and information with respect to the value of unexercised options to purchase Supertel's Common Stock for the executive officers named in the Summary Compensation Table.


====================================================================================================================
                                                                                       Value of Unexercised In-The-
                        Number of                Number of Unexercised Options             Money Options Held at
                         Shares                  Held at December 31, 1997                   December 31, 1997(1)
                     Acquired on     Value       --------------------------------------------------------------------
Name                   Exercise     Realized     Exercisable          Unexercisable     Exercisable  Unexercisable
--------------------------------------------------------------------------------------------------------------------
Paul Schulte           -0-          -0-          10,000                  7,500               -0-         -0
--------------------------------------------------------------------------------------------------------------------
Steve Borgmann         -0-          -0-          10,000                  7,500               -0-         -0-
--------------------------------------------------------------------------------------------------------------------
Richard Herink         -0-          -0-          3,000                   10,000              -0-         5,625
--------------------------------------------------------------------------------------------------------------------
Troy Beatty            -0-          -0-          -0-                     4,000               -0-         -0
====================================================================================================================

(1) Value is common stock closing price on December 31, 1997, less the option exercise price, multiplied by the number of shares.

                     CERTAIN AGREEMENTS AND TRANSACTIONS

        Supertel is a party to employment agreements with Messrs, Schulte, Borgmann and Herink. Each employment agreement is for a term extending through December 31, 1998. is annually renewable thereafter, and requires the executive to refrain from competing with Supertel for one year following termination of employment. Each employment agreement provides for payment of base salary, participation in bonus and option plans to the extent determined by the Compensation Committee, and payment of normal business expenses. If Supertel terminates an executive without cause (as defined in each employment agreement), Supertel is required to pay the executive's base salary for the remaining term of the employment agreement, but in no event for a period of less than twelve months.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Supertel's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of non-employee directors. The Committee's executive compensation policies are designed to provide competitive levels of compensation which integrate pay with Supertel's annual and long-term performance goals, reward above average corporate performance, and assist Supertel in attracting, motivating and retaining qualified executives.

        The program consists of three components: base salary, annual incentives and long-term incentives. The Committee recommended or established the executive compensation within each of these components during 1997. In determining competitive levels of compensation, the Committee obtains and utilizes information such as executive compensation surveys and comparative analyses of compensation data in proxy statements of others. The Committee intends to structure all executive compensation so that such payments will be deductible under Section 162 (m) of the Internal Revenue Code.

        Base Salary. The Committee targets base salary for executives at a level comparable to base salaries paid by competitive businesses in the same geographic area. The base salary paid during 1997 to Supertel's chief executive officer and chief operating officer was established prior to the completion of Supertel's initial public offering in May 1994 and has not been increased following such date. The Committee intends to annually review base salaries for executive officers.

        Annual Incentives. The Committee believes that an executive's contribution to net income should form the basis for annual incentives, since such results maximize earnings in the best interests of the corporation. For 1997, the Committee granted cash bonuses to executive officers in amounts approximating 10% of each executive officer's base salary.

        Long-Term Incentives. Supertel's long-term incentives for executive officers are provided through stock options under Supertel's 1994 Stock Option Plan and 1997 Stock Plan. The Committee intends to grant stock options at the prevailing market price of Supertel's common stock, and therefore any option grants will have value only if Supertel's stock price increases. The size of option grants are expected to be based upon competitive practice and position level, the expected contribution of each member of the executive officer group to Supertel's strategic and operational goals, and the Committee's desire to provide certain executive officers with an opportunity to build a meaningful stake in Supertel. Past stock option grants are not considered when determining the number of stock options to grant in a given year.

        The Committee granted options to acquire an aggregate of 56,700 shares to 46 employees during 1997. The grants to executive officers are set forth under "Option Grants in 1997" above. The grants reflect the Committee's policy of issuing stock options for 20% to 25% of the shares authorized under the Stock Plans on an annual basis, and issuing options to Supertel's executive officers at a level substantially above the grants for other employees.

        Compensation of Chief Executive Officer. The Committee intends to review the compensation of the Chief Executive Officer on an annual basis. During 1997, the Committee did not make any change in the base salary of the Chief Executive Officer from that existing prior to Supertel's initial public offering in May 1994.

                                     Supertel Hospitality, Inc.
                                       Compensation Committee




                                           Loren Steele, Chairman
                                             Joseph Caggiano

                        STOCK PRICE PERFORMANCE GRAPH

        The following performance graph compares the performance of Supertel's common stock to the Total Return Index for the NASDAQ Stock Market-United States Companies (Broad Market Index) and the S & P Hotel/Motel Index. The performance graph shows cumulative stockholder returns. The performance graph assumes the value of the investment in Supertel's common stock and each Index was $100 on May 1, 1994 (immediately prior to the completion of Supertel's initial public offering on May 3, 1994) and that any dividends were reinvested.

[GRAPH]

========================================================================================
                                   [ ] Supertel      [ ] NASDAQ     [] S&P Hotel/Motel
                                 Hospitality, Inc. Composite Index         Index
                                 PRICE    INDEX   PRICE     INDEX   PRICE    INDEX
    May 1, 1994                  $10.00   100.00  $740.68   100.00  $298.77  100.00
    December 31, 1994             12.75   127.50   751.96   101.52  302.00   101.08
    December 31, 1995             10.00   100.00  1,052.14  142.05  353.46   118.31
    December 31, 1996              9.00    90.00  1,291.03  174.30  407.07   136.25
    December 31, 1997             10.00   100.00  1,570.35  212.01  548.85   183.70
=========================================================================================

                            STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be included in Supertel's proxy statement for the 1999 annual meeting must be received by Supertel no later than December 1, 1998 in order for such proposals to be considered for inclusion in Supertel's proxy statement relating to such meeting.

        Supertel's bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an annual stockholders' meeting. Generally, a stockholder must give timely notice to the Secretary of Supertel. To be timely, such notice must be received by Supertel at 309 North 5th Street, Norfolk, Nebraska, 68701, not less than thirty nor more than sixty days prior to the meeting. The bylaws specify the information which must accompany any such stockholder notice. Details on these provisions of the bylaws may be obtained by any stockholder from the Secretary of Supertel.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of Supertel's common stock with the U.S. Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish Supertel with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to Supertel and written representations from Supertel's executive officers and directors, Supertel believes that all persons subject to these reporting requirements filed the required reports on a timely basis during 1997, except that one transaction by Richard Herink, an executive officer, was not reported on a timely basis.

                        INDEPENDENT PUBLIC ACCOUNTANTS

        The firm of KPMG Peat Marwick has been appointed by the Board of Directors to conduct the 1998 audit of Supertel's financial statements. The same firm conducted the 1997 audit. The Board of Directors requests stockholder approval of their appointment. A representative of KPMG Peat Marwick will be present at the Annual Stockholders' Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                                OTHER MATTERS

        The Board of Directors does not know of any other matter that may be presented for action an the annual meeting of stockholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.


                                            By Order of the Board of Directors


                                            Steve H. Borgmann, Secretary
                                            Supertel Hospitality, Inc.

                         SUPERTEL HOSPITALITY, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 1, 1998
The undersigned hereby constitutes and appoints Paul Schulte and Steve Borgmann, or either of them, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein at the Annual Meeting of Stockholders of Supertel to be held at the Doubletree Inn, 1616 Dodge Street, Omaha, Nebraska, 68102, on May 1, 1998 at 2:00 p.m. and at any adjournment thereof, upon matters set forth in the Proxy Statement, and in their judgment and discretion, upon such other business as may properly come before the meeting.

                                   ITEM 1.
Election of Directors - For the following nominees for Director: Paul Schulte, Steve Borgmann, Richard Herink, Loren Steele and Joseph Caggiano.

             VOTE FOR      WITHHOLD VOTE     WITHHOLD VOTE FOR ONLY
           ALL NOMINEES   FOR ALL NOMINEES  THE FOLLOWING NOMINEE(S):

               [ ]             [  ]         -----------------------------------

                                    ITEM 2.
Approval of appointment of independent accountants KPMG Peat Marwick for fiscal 1998:
               FOR            AGAINST                ABSTAIN

               [ ]              [ ]                    [ ]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed and no direction is made, this proxy will be voted FOR proposals 1 and 2.

Dated this    day of          , 1998.  Signature
          ----      ----------                   ------------------------------
                                       Signature
                                                 ------------------------------
                                                 (When signing as attorney,
                                                 executor, administrator,
                                                 trustee, guardian or
                                                 conservator, designate full
                                                 title. All joint tenants must
                                                 sign.)

                                   TO COME